                                                                      Exhibit 16

                            Schedule of Computation
                           of Perfomance Quotations

The L. Roy Papp Stock Fund, Inc.
Total Return Calculation
As of December 31, 1997


                          Net Asset                             Net Asset                                               Annualized
                          Value Per                             Value Per    Redemption                                  Average
Beginning                 Share at                  Shares      Share at       Value                 Total                Total
   of        Principal    Beginning     Shares      at End       End of        End of      Total     Return               Return
 Period      Invested     of Period    Acquired    of Period     Period        Period      Return       %      Years        %
---------    ---------    ---------    --------    ---------    ---------    ----------    -------   ------    -----    ----------
1/1/97       $1,000.00     $22.70       44.053       44.700      $29.78      $1,331.17      331.17    33.1%      1        33.1%
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1/1/93       $1,000.00     $14.96       66.845       72.517      $29.78      $2,159.56     1159.56   115.9%      5        16.6%
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11/29/89     $1,000.00     $10.00       100.00      117.552      $29.78      $3,500.70     2500.70   250.0%    8.093      16.7%
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